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                                                                   Exhibit 10.43

                           POLAR MOLECULAR CORPORATION

                              CONSULTING AGREEMENT

AGREEMENT, made as of the 1st of July, 2002, by and between POLAR MOLECULAR CORPORATION (PMC) a Delaware corporation, with offices at 4600 South Ulster Street, Suite 940, Denver, Colorado 80237, and Gilbert Chapelet, at 4875 DTC Boulevard, Bldg. 2-103, Denver, Colorado 80237.

Position:

Gilbert Chapelet will work as a consultant, reporting directly to Mark L. Nelson, Chairman, President and CEO of PMC.

Responsibilities:

Gilbert Chapelet has had experience in business and research management on petroleum products. PMC desires to retain his services as strategy, business and research consultant to and for PMC without any limitation of territory. Specific responsibilities will be to develop the relationship with TFE company based in France.

Work Location

The primary work location will be at his home.

Compensation:

PMC will provide the consultant a monthly compensation based on a daily fee of U.S. $1,000 and not less than U.S. $2,000 per month, payable the last business day of each calendar month. The consultant will also qualify for any stock option plan for officers, directors, and employees. Said stock options will be made available upon the recommendation of the President and approved by the Compensation Committee of the Board of Directors. The consultant will also qualify for cash bonuses at the recommendation of the President, approved by the Compensation Committee of the Board of Directors.

Stock Subscription:

Gilbert Chapelet will be allowed to subscribe, upon execution of this contract to 111,112 shares of PMC Delaware common stock valued at $.0001 per share (fair market value). The shares will vest on a quarterly basis over the two year contract term.

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Duration:

The duration of this contract will be for two years, beginning on or about July 1, 2002, and ending on or about June 30, 2004, renewable for successive one year periods by the mutual consent of the parties.

Work Schedule:

The work schedule is expected to be flexible and involve a maximum of 60 days per year. Travel time will be charged to PMC.

Office Equipment:

If necessary for the home office, PMC will provide necessary funds for establishing an office, including telephone and fax costs, secretarial services if needed, a state of the art computer, printer, and necessary software.

Where appropriate, all regular recurring monthly costs incurred will be billed directly to PMC for payment. In addition Gilbert Chapelet will bill PMC monthly for out of pocket expenses incurred, and PMC will reimburse Gilbert Chapelet within not more than 30 days.

Travel Related Expenses:

Gilbert Chapelet will be provided with a Corporate American Express card and will charge all expenses for travel, including air travel costs, lodging costs, meals and taxi, etc. to this card for payment. Airline travel will typically be coach fares, if coach travel is unavailable, then upgrade will be allowed. On international flights, an upgrade business fare will be allowed.

Accepted and acknowledged as of the date first above written.

POLAR MOLECULAR CORPORATION


By: /s/ Mark L. Nelson                          /s/ Gilbert Chapelet
    ------------------------------              --------------------------------
        Mark L. Nelson                              Gilbert Chapelet
        Chairman, President & CEO